Exhibit 8.2

111 N. Sixth Street

P.O. Box 679

Reading, PA 19603

(610) 478-2000 Fax (610) 376-5610

www.stevenslee.com

October 25, 2023

Keystone Dental Holdings, Inc.

154 Middlesex Turnpike

Burlington, MA 01803

Re:	Business Combination of Keystone Dental Holdings, Inc. and Check-Cap Ltd.

Ladies and Gentlemen:

We have been requested to provide this opinion concerning certain matters of U.S. federal income tax law in connection with the Business Combination Agreement, dated as of August 16, 2023 (the “BCA”), by and among Keystone Dental Holdings, Inc., a Delaware corporation (“Keystone”), Capstone Dental PubCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Keystone (“PubCo”), Capstone Merger Sub Ltd., an Israeli company and a direct, wholly owned subsidiary of PubCo (“Israeli Merger Sub”), Capstone Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“U.S. Merger Sub”), and Check-Cap Ltd., an Israeli company (“Check-Cap”), which sets forth the terms and conditions of the merger of U.S. Merger Sub with and into Keystone, with Keystone as the survivor (the “U.S. Merger”) and the merger of Israeli Merger Sub with and into Check-Cap with Check-Cap as the survivor (the “Israeli Merger”). The U.S. Merger and the Israeli Merger are referred to collectively herein as the “Business Combination.” The Business Combination is further described in the Form S-4 registration statement filed by PubCo with the Securities and Exchange Commission on September 1, 2023 in connection with the Business Combination (as amended from time to time, the “Registration Statement”). We are rendering this opinion in connection with the Registration Statement.

We have acted as counsel to Keystone in connection with the Business Combination. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.	the Registration Statement;

2.	the BCA;

3.

the representations and certifications made to us by Keystone, PubCo, and Check-Cap in the certificates provided to us in connection with our preparation of this opinion (the “Representation Letters”); and

4.	such other instruments and documents as we have deemed necessary or appropriate.

Allentown • Bergen County • Bala Cynwyd • Fort Lauderdale • Harrisburg • Lancaster • New York

Philadelphia • Princeton • Reading • Rochester • Scranton • Valley Forge • Wilkes-Barre • Wilmington

A PROFESSIONAL CORPORATION

October 25, 2023

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

a. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the U.S. Merger Effective Time and the Israeli Merger Effective Time, as defined in the BCA) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

b. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the U.S. Merger Effective Time and the Israeli Merger Effective Time and thereafter where relevant;

d. the U.S. Merger and the Israeli Merger will be consummated pursuant to the BCA and will be effective under such laws as may be applicable to the Business Combination.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Business Combination is consummated in accordance with the provisions of the BCA (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law, (i) the U.S. Merger should qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) taken together, the U.S. Merger and the Israeli Merger should qualify as an exchange under Section 351 of the Code. Further, the statements set forth in the discussion contained in the Registration Statement under the caption heading “Material U.S. Federal Income Tax Consequences of the Business Combination for Holders of Keystone Securities,” insofar as they purport to constitute summaries of matters of United States tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

October 25, 2023

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Business Combination. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered to Keystone solely for the purpose of being included as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder

Very truly yours,

/s/ Stevens & Lee, P.C.

STEVENS & LEE